Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard
608.278.6141

Dave Lumley, President and Chief Executive Officer of Spectrum Brands Holdings,
 Plans to Retire from the Company Before the End of 2015

Middleton, WI, January 9, 2015 – Spectrum Brands Holdings, Inc. (NYSE: SPB) announced today that David R. Lumley, President and Chief Executive Officer, intends to retire from the Company by the end of 2015 as part of a planned succession process.

Spectrum Brands has instituted an active succession program, including commencement of a formal search for Mr. Lumley’s replacement that will consider both internal and external candidates. Mr. Lumley, 60, will enter into a transition services employment agreement extending until the end of the Company’s fiscal 2015 year on September 30 for his continued services as CEO and to ensure an orderly and smooth transition to his successor. Mr. Lumley will retire upon the hiring of a new CEO some time during 2015 but will remain a member of the Company’s Board of Directors.
“I believe the time is right for me to retire later this year to spend more time on our family business, in service on outside boards, and with my family as we complete our move to Colorado,” said Mr. Lumley, who has served as President and CEO since April 2010 after joining the Company in January 2006. “Spectrum Brands has achieved five consecutive years of record performance, is planning for a sixth straight record year in 2015, and has a bright future with strategies and opportunities for further growth and value creation.”
“We continue to increase our adjusted EBITDA and sustainable free cash flow, have a solid balance sheet in place, and will benefit from a deep and experienced leadership team to build an even stronger Spectrum Brands in the years ahead,” Mr. Lumley said. “I am committed to working closely with our Board to ensure there is a seamless transition and that my successor has all of the resources and counsel needed to lead our Company forward.”

 “Spectrum Brands simply would not be where it is today without Dave’s countless, lasting and invaluable contributions as CEO and his tireless and effective leadership,” said David Maura, Chairman of the Board of Spectrum Brands Holdings. “It has been a genuine privilege and pleasure to work so closely with Dave during these years of tremendous growth and accomplishment and in developing plans to deliver even greater shareholder value creation ahead. He has truly been a partner and friend to me personally. I wish Dave the very best with all of his future endeavors and look forward to his advice and counsel in the months and years ahead.

“Spectrum Brands’ best days are still ahead of us, and we will continue to follow the same vision, strategy and direction that have served us so well to date,” said Mr. Maura.  “We are a young company with outstanding growth opportunities in front of us.  As we go through this succession process, Dave will work with the Board and me to ensure that our core values, entrepreneurial spirit, and ownership and accountability culture are reinforced at the conclusion of our search.”
About Spectrum Brands Holdings
Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black + Decker®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Based in Middleton, Wisconsin, Spectrum Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014. For more information, visit www.spectrumbrands.com.
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